EXHIBIT 99.1

MICRO THERAPEUTICS NAMES THOMAS C. WILDER AS PRESIDENT AND CEO

IRVINE, Calif. – September 3, 2002 – Micro Therapeutics, Inc. (Nasdaq: MTIX) today announced the appointment of Thomas C. Wilder, III, as president and chief executive officer. James M. Corbett, will remain in his capacity as chairman of the board of directors.

Corbett said, “Tom has broad-based experience in the medical device industry that I believe will be invaluable as we pursue the building of a worldwide interventional neurology business. I am confident MTI will benefit greatly from his drive and enthusiasm and look forward to working closely with him in realizing our strategic objectives.”

Wilder, 38, is a veteran of the medical device industry having spent the last 11 years at Medtronic, Inc., a world-leading company in the industry. Most recently, he served as vice president and general manager of its endovascular stent grafts division, in which position he had overall responsibility for a business unit with approximately $150 million in annual revenues and 500 employees. While at Medtronic, he also held a variety of finance, business development and operations positions at U.S. and international locations, including Hong Kong, Belgium and The Netherlands. Wilder earned a bachelor’s degree in economics from Stanford University and a master’s degree in management from Northwestern University’s J.L. Kellogg Graduate School of Management.

About Micro Therapeutics, Inc.

Micro Therapeutics (MTI) develops, manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disease. MTI markets more than 130 medical devices and micro catheter products serving the neuro vascular and peripheral vascular markets.

# # #